Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2026 with respect to the audited consolidated financial statements of ProCap Financial, Inc. and its subsidiaries (collectively, the “Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 15, 2026